Exhibit 10.33
Forest City Enterprises, Inc.
Amended Board of Directors
Compensation Policy
Effective as of February 1, 2008, the compensation for independent directors is as follows:
A.	Annual Retainer and Annual Stock Option Award
▪	independent directors and non-employee director shall be paid an annual board meeting retainer of $50,000.00, to be paid quarterly; and

▪	independent directors shall receive additional compensation in the form of an annual stock grant of approximately $100,000.00; directors may choose between stock options and restricted stock in 25% increments; if no choice is made, the default is a 50-50 mix of stock options and restricted stock; such stock grants shall vest ratably over a three-year period.
B.	Fees for Specific Services as a Director
Each independent director and non-employee director shall also be entitled to receive additional fees for performance of specific services as a director.
▪	the independent director serving as “Presiding Director” shall be paid an annual retainer of $12,500.00, paid quarterly;

▪	The Committee Chairmen shall receive an annual retainer, paid on a quarterly basis, for serving in this position:
i.	Audit Committee-$24,000.00

ii.	Compensation Committee-$16,000.00

iii.	Governance & Nominating Committee-$12,000.00;
▪	The Committee Members shall receive an annual retainer, paid on a quarterly basis, for serving in this capacity :
i.	Audit Committee-$12,000.00

ii.	Compensation Committee-$8,000.00

iii.	Governance & Nominating-$6,000.00
▪	the independent directors and non-employee director shall receive $1,500 per day for attendance in their capacity as directors at formal meetings in their capacity as directors with Company officers not held on the same day as a board meeting or board committee meeting, including, without limitation but by way of example,

Executive Committee meetings, strategic planning meetings and leadership meetings; and
▪	the independent directors and non-employee director shall receive $1,500 per day for each day on which they attend “extraordinary meetings” or perform “extraordinary services” in their capacity as members of a Board committee, in each case as determined to be extraordinary and approved for payment by the applicable Board committee following submission of a request for payment by the independent director.
C.	Director Stockownership
▪	the independent directors shall have up to five years to acquire 5,000 shares of company stock; these shares may be acquired in the form of exercised vested options, vested restricted stock or units, or phantom stock in connection with their Elected Deferred Compensation Plan.
The Corporate Governance and Nominating Committee shall annually review the policy of independent director compensation and stock ownership requirements.